The Tax-Exempt Bond Fund of America, Inc.
333 S. Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200 Fax (213) 486-9455

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$154,652
Class B	$3,899
Class C	$5,697
Class F	$12,412
Total	$176,660
Class R-5	$3,587
Total	$3,587

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.4980
Class B	$0.4060
Class C	$0.3994
Class F	$0.4896
Class R-5	$0.5187

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	341,574
Class B	9,642
Class C	15,723
Class F	33,985
Total	400,924
Class R-5	8,336
Total	8,336

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$12.49
Class B	$12.49
Class C	$12.49
Class F	$12.49
Class R-5	$12.49